Points.com Partners Clean Up at 2007 Freddie Awards

TORONTO, May 15, 2007 – Points International Ltd. (TSX: PTS; OTCBB: PTSEF)—owner and operator of the world’s leading reward-management portal, Points.com—is pleased to offer congratulations to those of its partner programs that won multiple citations at the 19th annual Freddie Awards celebration held April 26 in Arlington, Virginia.

The Freddie Awards, named for the late air-travel pioneer Sir Freddie Laker, are awarded based on the overall merits of loyalty programs as assessed by the worldwide reward-program membership. Nearly 450,000 frequent travelers worldwide voted in this, the 19th year the awards have been offered. This is the fourth consecutive year that Points International has acted as a co-sponsor of the Freddie Awards.

"We are proud to be associated with these programs," said Points International CEO Rob MacLean in offering congratulations to Frontier Airlines, Marriott, InterContinental Hotels Group™, Starwood, Alaska Airlines, Midwest Airlines and US Airways Dividend Miles®. "Their success at the Freddie Awards is well-deserved recognition of the quality of the services they provide." MacLean offered special congratulations to Denver-based Frontier Airlines, which won both Program of the Year (a first for the EarlyReturns® program) and Best Award.

About Points International Ltd.

Points International Ltd. is owner and operator of Points.com, the world’s leading reward-program management portal. At Points.com consumers can Swap, Earn, Buy, Gift, Share and Redeem miles and points from more than 25 of the world’s leading reward programs. Participating programs include American Airlines AAdvantage® program, Amazon.com, Starbucks, Aeroplan®, AsiaMiles™, Cendant TripRewards®, Delta SkyMiles®, Gold Points Reward Network, InterContinental Hotels Group’s Priority Club® Rewards, and S&H greenpoints.

Website: http://www.points.com

Points International partners who were finalists at the 19th Freddie Awards

Alaska Airlines Mileage Plan
Midwest Airlines Midwest Miles
Continental Airlines OnePass
US Airways Dividend Miles®
Delta Airlines SkyMiles
Northwest Airlines WorldPerks
Lufthansa Miles & More
Asia Miles™
InterContinental Hotels Group Priority Club Rewards
Marriott Hotels Marriott Rewards
Starwood Hotels Starwood Preferred Guest
American Express® Membership Rewards®

For more information contact:

Peter Lockhard, SVP Partners, Points International Ltd., 416.596.6392,
peter.lockhard@points.com